SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  June 4, 1997

                                    KTI, INC.
               (Exact name of Registrant as specified in Charter)


   New Jersey                 33-85234                22-2665282
(State or other juris-      (Commission             (IRS Employer
diction of incorporation)    File Number)           Identification No.)



7000 Boulevard East, Guttenberg, New Jersey            07093
(Address of principal executive office)             (Zip Code)


(Registrant's telephone number including area code) (201) 854-7777



                                 Not Applicable
         (Former name and former address, as changed since last report)


ITEM 5. OTHER EVENTS.

     On June 4, 1997, Timber Energy Resources, Inc. ("TERI"), a subsidiary of KTI, Inc. (the "Company"), consummated the restructuring of the $13,400,000 Liberty County tax-exempt bond issue used to finance the construction of TERI's facility in Telogia, Florida. The restructuring was undertaken in connection with the Company's acquisition of Timber Energy Investments, Inc., the parent of TERI ("TEII"), in the fourth quarter of 1996 from Continental Casualty Company ("CNA") and certain other parties. At the time of the acquisition, the Company undertook to release CNA from its reimbursement obligations to the Bank of Montreal, who provided credit enhancement for the tax-exempt bonds at the time of issuance. As a result of the restructuring, the credit enhancement provided by the Bank of Montreal was eliminated and the tax-exempt bonds now carry a coupon rate of 7.0%. Had the Company not obtained the release by August 22, 1997, CNA would have had the right to rescind the acquisition of TEII and retain $250,000 of the purchase price as liquidated damages.

     Also on June 4, 1996, the Company consummated the private placement of 487,500 shares of its Series A Convertible Preferred Stock (the "Series A Preferred") for gross proceeds of $3,900,000. The Series A Preferred is convertible into shares of the Company's common stock, no par value (the "Common Stock"), at a price of $8.00 per share, subject to adjustment, and may be redeemed at $12.00 per share, subject to adjustment. Purchasers of the shares of Series A Preferred also received, in the aggregate, warrants to purchase 243,750 shares of Common Stock at $9.00 per share and warrants to purchase 32,500 shares of Common Stock at $10.00 per share. The investors were represented by First Analysis Corp.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits

     Exhibit Number Description

     4.1 Certificate of Amendment to the Restated Certificate of Incorporation of KTI, Inc., filed June 2, 1997.

     10.1 Series A Preferred Stock and Warrant Purchase Agreement, dated June 4, 1997, between KTI, Inc. and the purchasers named therein.

     10.2 Warrant Agreement, dated June 4, 1997, between KTI, Inc. and the holders named therein.

     10.3 Warrant Agreement, dated June 4, 1997, between KTI, Inc. and the holders named therein.

     99.1           Press Release issued by KTI, Inc., dated June 5, 1997.




                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   KTI, Inc.
                                   (the Registrant)



Dated:  June 4, 1997                    By: /s/ Martin J. Sergi
                                        Name:     Martin J. Sergi
                                        Title:    President